Exhibit 5.1


                                February 5, 2003




NYMAGIC, INC.
330 Madison Avenue
New York, NY  10017

Ladies and Gentlemen:

     I am general counsel to NYMAGIC, INC. (the "Company"). In connection with the registration under the Securities Act of 1933, as amended, of up to 500,000 shares of the Company's Common Stock, $1.00 par value (the "Shares"), to be offered pursuant to the NYMAGIC, INC. 2002 Nonqualified Stock Option Plan (the "Plan"), I have examined or am otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of the Company and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                         Very truly yours,



                                         Paul J. Hart